File No. 33-78956-A
                                                      Rule 424(c)


                           SUPPLEMENT TO PROSPECTUS
                            DATED DECEMBER 22, 1997

      The description of the securities registered in the Prospectus, which constitutes part of the Registration Statement file no. 33-78956-A, in the section "Selling Securityholders" on page 36 is amended to include the following:

      Additionally,  pursuant to the terms of the  Underwriting  Agreement,  the
Company sold the Underwriter, an aggregate of 125,000 warrants (the "Underwriter's Warrants") to purchase up to 125,000 shares of Common Stock and/or 125,000 Warrants at an exercise price of $8.25 per share and $.165 per Warrant which are also being registered hereby. The Underwriter's Warrants are exercisable until September 14, 1999 (the "Warrant Exercise Term"). The Warrants issuable upon exercise of the Underwriter's Warrants are exercisable to purchase one share of Common Stock at a price of $6.00 per share of Common Stock (subject to adjustment).


      The date of this Supplement is December 22, 1997.97